Exhibit 99.1

SpartanNash Announces Third Quarter Fiscal 2021 Financial Results

Full Year Adjusted EBITDA Outlook Improves

Retail Comparable Store Sales Guidance Raised

GRAND RAPIDS, Mich. – Nov. 10, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week third quarter ended Oct. 9, 2021.

Third Quarter Fiscal 2021 Highlights

•	Net sales of $2.07 billion increased 0.6% from prior year quarter net sales of $2.06 billion, due to positive sales contributions associated with growth from Food Distribution and Retail.
•	Retail comparable store sales increased 3.1% for the quarter. Comparable store sales increased by 13.5% on a two-year basis, representing sequential improvement on a quarterly basis.
•	EPS was $0.42 per share, and adjusted EPS was $0.43 per share.
•	Adjusted EBITDA was $51.5 million, compared to $57.0 million in the prior year quarter.
•

Cash generated from operating activities was $70.4 million during the third quarter, leading to a $47.1 million net paydown of long-term debt and an improvement in the Company’s net long-term debt-to-adjusted-EBITDA ratio to 1.7x at quarter end.

•

The Company increased the low end of the fiscal 2021 profitability outlook range. Adjusted EBITDA is now expected to range from $205 to $210 million. In addition, the Company increased and narrowed the range of retail comparable sales expectations from a decline of 5% to 3% to a decline of 2% to 1%.

“We are proud of these solid third-quarter results, and we are appreciative of our frontline associates who continue to execute on a daily basis through industry-wide labor, inflation and supply chain challenges,” said SpartanNash President and CEO Tony Sarsam. “Across our organization, we have shown great resolve and discipline, helping to deliver strong performance and allowing for us to once again raise our full-year earnings outlook.”

Sarsam continued, “To position ourselves for continued success, we are doubling down on our People First culture and remaining keenly focused on operational excellence. With the upfront investments we are making with our supply chain transformation initiative, we will become better positioned for sustainable and profitable growth over the long term.”

Consolidated Financial Results

Consolidated net sales for the third quarter increased $12.4 million, or 0.6%, to $2.07 billion from $2.06 billion in the prior year quarter. The increase was due to continued growth with certain existing Food Distribution customers and an increase in comparable store sales within the Retail segment, partially offset by lower sales within the Military segment.

Gross profit for the third quarter was $329.5 million, or 15.9% of net sales, compared to $324.8 million, or 15.8% of net sales, in the prior year quarter. Gross profit rate growth was driven by inflation within the Food Distribution and Military segments, partially offset by LIFO expense, as well as an increase in the proportion of margin accretive Retail and Food Distribution segment sales.

Reported operating expenses for the third quarter were $306.8 million, or 14.8% of net sales, compared to $295.8 million, or 14.4% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due primarily to higher labor and transportation costs across the supply chain network, related to the ongoing tight labor conditions, and higher corporate administrative costs. These increases in expense rates were partially offset by lower restructuring and asset impairment charges compared to the prior year quarter.

The Company reported operating earnings of $22.7 million, compared to $29.0 million in the prior year quarter, due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(1) were $22.9 million compared to $35.8 million in the prior year quarter, and were adjusted for the items detailed in Table 3.

Interest expense decreased $0.5 million from the prior year quarter due to the Company’s paydown of long-term debt resulting from free cash flow(4) over the past year.

The Company reported net earnings of $15.2 million, or $0.42 per diluted share, compared to $20.0 million, or $0.56 per diluted share in the prior year quarter. The decline reflects the operating earnings and non-operating expense changes noted above. Adjusted earnings from continuing operations(2) for the third quarter were $15.3 million, or $0.43 per diluted share, compared to $25.1 million, or $0.70 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(3) decreased $5.5 million to $51.5 million, compared to $57.0 million in the prior year quarter, due to the changes in adjusted operating earnings mentioned above. In addition, the increase in LIFO expense impacted the relationship between adjusted operating earnings and adjusted EBITDA(3) for the quarter.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $19.1 million, or 1.9%, to $1.03 billion from $1.01 billion in the prior year quarter. The increase in net sales was due to continued growth with certain existing Food Distribution customers and the favorable impact of inflation. Net sales increased $92.3 million, or 9.8%, over the third quarter of 2019.

Reported operating earnings for Food Distribution were $10.0 million, compared to $9.2 million in the prior year quarter. During the prior year quarter, the Company made the decision to abandon a tradename within this segment, resulting in an impairment of the associated indefinite-lived tradename asset. The increase in reported operating earnings for Food Distribution compared to the prior year was due to cycling this asset impairment charge, as well as increased earnings due to the growth in net sales and gross profit rate, mostly offset by increases in supply chain expenses. The growth in the gross profit rate was driven primarily by an increase in average sales price due to inflation, partially offset by an increase in LIFO expense. Adjusted operating earnings(1) were $10.1 million, compared to $15.7 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both the current and prior year quarters.

Retail

Net sales for Retail increased $12.1 million, or 2.0%, to $608.7 million from $596.6 million in the prior year quarter, primarily due to increases in comparable store sales and fuel sales in the current year, partially offset by store closures. Retail comparable store sales grew by 3.1% for the quarter and grew by 13.5% on a two-year comparable basis.

Reported operating earnings for Retail were $16.8 million, compared to $22.3 million in the prior year quarter. The decrease in reported operating earnings was due to lower gross margin rates driven by lower fuel margins, cycling favorable prior year inventory shrink, and reduced vendor promotional activity in the current year. These unfavorable variances were partially offset by the increase in net sales. Adjusted operating earnings(1) were $17.1 million, compared to $22.6 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges and acquisition and integration charges in both the current and prior year quarters.

Military

Net sales for Military decreased $18.8 million, or 4.1%, to $433.2 million from $452.0 million in the prior year quarter. The decrease was primarily related to a reduction in export sales as a result of cycling the prior year quarter’s increased consumer demand, coupled with supply chain challenges at international shipping ports in the current year quarter, in addition to the continuation of lower volumes at domestic commissaries. Net sales decreased $66.0 million, or 13.2% from the third quarter of 2019.

The reported operating loss for Military was $4.0 million, compared to $2.5 million in the prior year quarter. The increase in the reported operating loss was due to the decrease in net sales and higher rate of supply chain expense, partially offset by improvements in gross margin rates. Gross margin rates increased due to inflation and were partially offset by higher LIFO expense. The adjusted operating loss(1) in the Military segment was $4.4 million compared to a $2.5 million loss in the prior year. Adjusted operating earnings exclude asset impairment and restructuring gains in the current year quarter.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the year-to-date period were $144.0 million compared to $223.8 million in the prior year. In the prior year, significant increases in sales volume related to the COVID-19 pandemic resulted in a reduction in working capital and incremental earnings, which benefited operating cash flows. The Company reduced net long-term debt(5) by $87.0 million for the year-to-date period, which resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period from 2.0x to 1.7x.

Capital expenditures and IT capital(6) totaled $61.9 million in the year-to-date period compared to $53.5 million in the prior year.

Through the third quarter, the Company declared $21.6 million in cash dividends, equal to $0.20 per common share.

Outlook

Based on year-to-date performance and our expectations for the remainder of the year, the Company is updating its full-year guidance for 2021, initially provided on Feb. 24, 2021, and last updated on Aug. 18, 2021:

	Previous Full Year 2021 Outlook		Updated Full Year 2021 Outlook
	Low	High	Low	High
Total net sales (millions)	$8,800	$9,000	$8,800	$9,000
Segment sales % decline
Retail comp sales	(5.0%)	(2.0%)	(2.0%)	(1.0%)
Food Distribution sales	(3.0%)	(1.0%)	(3.0%)	(1.0%)
Military sales	(13.0%)	(9.0%)	(13.0%)	(9.0%)
Adjusted EBITDA(3) (millions)	$200	$210	$205	$210
Adjusted EPS(7)	$1.70	$1.80	$1.70	$1.80
Reported EPS	$1.56	$1.69	$1.61	$1.71
Capital expenditures and IT capital(6) (thousands)	$80,000	$90,000	$80,000	$90,000
Depreciation and amortization (thousands)	$90,000	$100,000	$90,000	$100,000
Interest expense (thousands)	$14,000	$15,000	$14,000	$15,000
Income tax rate	24.5%	25.5%	24.5%	25.5%

Conference Call

A telephone conference call to discuss the Company’s third quarter financial results is scheduled for Thursday, Nov. 11, 2021, at 8 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately 10 days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life through customer-focused innovation. Its core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores, and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network and the Our Family® private label brand. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. The company owns 146 supermarkets-primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket-and shares its operational insights to drive solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 19,000 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of net earnings to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Communications	Adrienne.Chance@spartannash.com

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
	October 9,	October 3,	October 9,	October 3,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$2,073,253	$2,060,816	$6,837,612	$7,101,373
Cost of sales	1,743,769	1,735,994	5,756,471	6,014,610
Gross profit	329,484	324,822	1,081,141	1,086,763

Operating expenses and (income)
Selling, general and administrative	306,847	289,039	999,032	981,066
Acquisition and integration	101	242	281	242
Restructuring and asset impairment, net	(195)	6,543	2,981	20,455
Total operating expenses, net	306,753	295,824	1,002,294	1,001,763

Operating earnings	22,731	28,998	78,847	85,000

Other expenses and (income)
Interest expense	3,020	3,522	10,877	14,810
Other, net	(16)	(40)	(293)	(1,144)
Total other expenses, net	3,004	3,482	10,584	13,666

Earnings before income taxes	19,727	25,516	68,263	71,334
Income tax expense	4,551	5,564	16,757	7,513
Net earnings	$15,176	$19,952	$51,506	$63,821

Basic net earnings per share:	$0.43	$0.56	$1.44	$1.78

Diluted net earnings per share:	$0.42	$0.56	$1.44	$1.78

Weighted average shares outstanding:
Basic	35,525	35,730	35,671	35,900
Diluted	35,816	35,732	35,871	35,900

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 9,	January 2,
(In thousands)	2021	2021
Assets
Current assets
Cash and cash equivalents	$24,645	$19,903
Accounts and notes receivable, net	372,029	357,564
Inventories, net	550,240	541,785
Prepaid expenses and other current assets	60,316	72,229
Property and equipment held for sale	—	23,259
Total current assets	1,007,230	1,014,740

Property and equipment, net	559,239	577,059
Goodwill	181,035	181,035
Intangible assets, net	112,132	116,142
Operating lease assets	285,580	289,173
Other assets, net	97,464	99,242

Total assets	$2,242,680	$2,277,391

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$490,604	$464,784
Accrued payroll and benefits	98,897	113,789
Other accrued expenses	59,817	60,060
Current portion of operating lease liabilities	47,047	45,786
Current portion of long-term debt and finance lease liabilities	5,680	5,135
Total current liabilities	702,045	689,554

Long-term liabilities
Deferred income taxes	53,699	45,728
Operating lease liabilities	271,969	278,859
Other long-term liabilities	50,936	46,892
Long-term debt and finance lease liabilities	398,465	481,309
Total long-term liabilities	775,069	852,788

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,944 and 35,851 shares outstanding	492,306	491,819
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(2,132)	(2,276)
Retained earnings	275,392	245,506
Total shareholders’ equity	765,566	735,049

Total liabilities and shareholders’ equity	$2,242,680	$2,277,391

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020
Cash flow activities
Net cash provided by operating activities	$143,953	$223,832
Net cash used in investing activities	(24,051)	(35,536)
Net cash used in financing activities	(115,160)	(185,565)
Net increase in cash and cash equivalents	4,742	2,731
Cash and cash equivalents at beginning of the period	19,903	24,172
Cash and cash equivalents at end of the period	$24,645	$26,903

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Net Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
(In thousands)	October 9, 2021		October 3, 2020		October 9, 2021		October 3, 2020
Food Distribution Segment:
Net sales	$1,031,315	49.7%	$1,012,204	49.1%	$3,421,923	50.0%	$3,471,561	48.9%
Operating earnings	9,969		9,191		47,793		34,990
Retail Segment:
Net sales	608,737	29.4%	596,659	29.0%	1,968,158	28.8%	2,010,483	28.3%
Operating earnings	16,802		22,318		43,705		59,416
Military Segment:
Net sales	433,201	20.9%	451,953	21.9%	1,447,531	21.2%	1,619,329	22.8%
Operating loss	(4,040)		(2,511)		(12,651)		(9,406)
Total:
Net sales	$2,073,253	100.0%	$2,060,816	100.0%	$6,837,612	100.0%	$7,101,373	100.0%
Operating earnings	22,731		28,998		78,847		85,000

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude organizational realignment and severance associated with cost reduction initiatives. Organizational realignment includes benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations, severance associated with cost reduction initiatives, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination income related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. Each of these items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Net earnings	$15,176	$19,952	$51,506	$63,821
Income tax expense	4,551	5,564	16,757	7,513
Other expenses, net	3,004	3,482	10,584	13,666
Operating earnings	22,731	28,998	78,847	85,000
Adjustments:
LIFO expense	5,887	387	10,444	3,158
Depreciation and amortization	21,763	20,858	71,260	68,611
Acquisition and integration	101	242	281	242
Restructuring and asset impairment, net	(195)	6,543	2,981	20,455
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	—	—	589	—
Severance associated with cost reduction initiatives	239	40	377	5,121
Stock-based compensation	920	1,033	6,084	5,181
Stock warrant	403	—	1,478	—
Non-cash rent	(994)	(1,188)	(2,980)	(3,981)
Fresh Cut operating losses	—	—	—	2,262
Loss (gain) on disposal of assets	49	35	(213)	3,462
Other non-cash charges	570	94	1,528	193
Adjusted EBITDA	$51,474	$57,042	$170,676	$190,197

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Food Distribution:
Operating earnings	$9,969	$9,191	$47,793	$34,990
Adjustments:
LIFO expense	3,760	295	6,180	1,684
Depreciation and amortization	7,954	7,413	25,348	24,561
Restructuring and asset impairment, net	36	6,538	799	19,222
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	—	—	287	—
Severance associated with cost reduction initiatives	143	—	246	3,143
Stock-based compensation	407	522	2,772	2,524
Stock warrant	403	—	1,478	—
Non-cash rent	208	31	1,125	125
Fresh Cut operating losses	—	—	—	2,262
Loss (gain) on disposal of assets	4	(6)	(95)	1,613
Other non-cash charges	364	52	881	103
Adjusted EBITDA	$23,248	$24,036	$86,814	$90,492
Retail:
Operating earnings	$16,802	$22,318	$43,705	$59,416
Adjustments:
LIFO expense	690	(15)	1,582	586
Depreciation and amortization	10,633	10,489	35,559	34,570
Acquisition and integration	101	242	281	242
Restructuring and asset impairment, net	137	5	2,550	1,233
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	—	—	215	—
Severance associated with cost reduction initiatives	69	9	98	1,441
Stock-based compensation	371	364	2,241	1,756
Non-cash rent	(1,116)	(1,134)	(3,813)	(3,818)
Loss (gain) on disposal of assets	24	34	(101)	1,905
Other non-cash charges	147	30	461	64
Adjusted EBITDA	$27,858	$32,342	$82,778	$97,559
Military:
Operating loss	$(4,040)	$(2,511)	$(12,651)	$(9,406)
Adjustments:
LIFO expense	1,437	107	2,682	888
Depreciation and amortization	3,176	2,956	10,353	9,480
Restructuring and asset impairment, gain	(368)	—	(368)	—
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	—	—	87	—
Severance associated with cost reduction initiatives	27	31	33	537
Stock-based compensation	142	147	1,071	901
Non-cash rent	(86)	(85)	(292)	(288)
Loss (gain) on disposal of assets	21	7	(17)	(56)
Other non-cash charges	59	12	186	26
Adjusted EBITDA	$368	$664	$1,084	$2,146

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Operating earnings	$22,731	$28,998	$78,847	$85,000
Adjustments:
Acquisition and integration	101	242	281	242
Restructuring and asset impairment, net	(195)	6,543	2,981	20,455
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	—	—	589	—
Expenses associated with tax planning	—	(15)	—	82
Severance associated with cost reduction initiatives	239	40	377	5,121
Fresh Cut operating losses	—	—	—	2,262
Adjusted operating earnings	$22,876	$35,808	$83,075	$113,655

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Food Distribution:
Operating earnings	$9,969	$9,191	$47,793	$34,990
Adjustments:
Restructuring and asset impairment, net	36	6,538	799	19,222
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	—	—	287	—
Expenses associated with tax planning	—	(8)	—	44
Severance associated with cost reduction initiatives	143	—	246	3,143
Fresh Cut operating losses	—	—	—	2,262
Adjusted operating earnings	$10,148	$15,721	$49,125	$59,926
Retail:
Operating earnings	$16,802	$22,318	$43,705	$59,416
Adjustments:
Acquisition and integration	101	242	281	242
Restructuring and asset impairment, net	137	5	2,550	1,233
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	—	—	215	—
Expenses associated with tax planning	—	(5)	—	27
Severance associated with cost reduction initiatives	69	9	98	1,441
Adjusted operating earnings	$17,109	$22,569	$46,849	$62,523
Military:
Operating loss	$(4,040)	$(2,511)	$(12,651)	$(9,406)
Adjustments:
Restructuring and asset impairment, gain	(368)	—	(368)	—
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	—	—	87	—
Expenses associated with tax planning	—	(2)	—	11
Severance associated with cost reduction initiatives	27	31	33	537
Adjusted operating loss	$(4,381)	$(2,482)	$(12,899)	$(8,794)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 9, 2021		October 3, 2020
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$15,176	$0.42	$19,952	$0.56
Adjustments:
Acquisition and integration	101		242
Restructuring and asset impairment, net	(195)		6,543
Expenses associated with tax planning	—		(15)
Severance associated with cost reduction initiatives	239		40
Total adjustments	145		6,810
Income tax effect on adjustments (a)	(36)		(1,830)
Impact of CARES Act (b)	—		212
Total adjustments, net of taxes	109	0.01	5,192	0.14	*
Adjusted earnings from continuing operations	$15,285	$0.43	$25,144	$0.70

	40 Weeks Ended
	October 9, 2021			October 3, 2020
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Net earnings	$51,506	$1.44		$63,821	$1.78
Adjustments:
Acquisition and integration	281			242
Restructuring and asset impairment, net	2,981			20,455
Costs associated with Project One Team	—			493
Organizational realignment, net	589			—
Expenses associated with tax planning	—			82
Severance associated with cost reduction initiatives	377			5,121
Fresh Cut operating losses	—			2,262
Pension termination	—			(1,004)
Total adjustments	4,228			27,651
Income tax effect on adjustments (a)	(1,060)			(6,827)
Impact of CARES Act (b)	—			(9,298)
Total adjustments, net of taxes	3,168	0.08	*	11,526	0.32
Adjusted earnings from continuing operations	$54,674	$1.52		$75,347	$2.10
* Includes rounding
(a)	The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.
(b)

Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, and related tax planning, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	October 9,	January 2,
(In thousands)	2021	2021
Current portion of long-term debt and finance lease liabilities	$5,680	$5,135
Long-term debt and finance lease liabilities	398,465	481,309
Total debt	404,145	486,444
Cash and cash equivalents	(24,645)	(19,903)
Net long-term debt	$379,500	$466,541

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease liabilities, less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020
Net cash provided by operating activities	$143,953	$223,832
Less:
Purchases of property and equipment	54,957	45,880
Free cash flow	$88,996	$177,952

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 9, 2021	October 3, 2020
Purchases of property and equipment	$54,957	$45,880
Plus:
Cloud computing spend	6,961	7,658
Capital expenditures and IT capital	$61,918	$53,538

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Net Earnings per Diluted Share to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 1, 2022
	Low	High
Net Earnings per Diluted Share	$1.61	$1.71
Adjustments, net of taxes:
Acquisition and integration expenses	0.01	0.01
Restructuring and asset impairment, net	0.06	0.06
Severance associated with cost reduction initiatives	0.01	0.01
Organizational realignment, net	0.01	0.01
Projected Adjusted Earnings per Diluted Share from Continuing Operations	$1.70	$1.80